Exhibit 10.02(b)

PARTICIPANT AWARD AGREEMENT

[Date]

[Name]

[Street Address]

[City, State, Zip Code]

Re:       20[__] Phantom Stock Award

Dear [Name],

On [________], you were awarded [__] fully-vested stock units under the EQT Corporation 2009 Long-Term Incentive Plan (the “LTIP”), which have been credited to your Phantom Stock Account under Article IV of the 2005 Directors’ Deferred Compensation Plan (the “Deferred Compensation Plan”). Capitalized terms used herein and not otherwise defined have the meanings given such term in the LTIP and/or the Deferred Compensation Plan (the “Plans”), as appropriate.

Each stock unit (referred to in the Deferred Compensation Plan as a share of “Phantom Stock”) has the value of one share of Common Stock of the Company, as it may change from time to time, calculated as provided in Section 4.2 of the Deferred Compensation Plan.  Dividend equivalents on the Phantom Stock shall be credited and reinvested as additional shares of Phantom Stock as provided in Section 4.2 of the Deferred Compensation Plan.

In accordance with the Deferred Compensation Plan, the value of your Phantom Stock Account, including reinvested dividend equivalents, will be paid to you (or your Beneficiary in the case of your death) in a lump sum in cash within 60 days following your termination of membership on the Board which constitutes a “separation from service” as defined in Section 409A of the Code and applicable regulations.  You are not provided any election with respect to the taxable year of payment.

The terms contained in the Plans are hereby incorporated into and made a part of this Participant Award Agreement and this Participant Award Agreement shall be governed by and construed in accordance with the Plans.  In the event of any actual or alleged conflict between the provisions of the Plans and the provisions of this Participant Award Agreement, the provisions of the Plans shall be controlling and determinative.

Copies of the Plans and Plan Prospectuses are available on BoardVantage in the “Directors Resource Book” folder.  Please refer to “E. Director Compensation and Benefits” under the “Table of Contents” for direct links to these documents.  Paper copies of such documents are available upon request made to the Company’s Corporate Secretary.

If you have any questions, please call me at [Number].

Very truly yours,